Exhibit H
EXECUTION VERSION

STOCK OPTION ASSUMPTION AND ROLLOVER AGREEMENT

This Stock Option Assumption and Rollover Agreement (this “Agreement”) is made and entered this 15th day of March, 2010 by and among Sage Parent Company, Inc., a Delaware corporation (“Parent”), Sport Supply Group, Inc., a Delaware corporation (the “Company”), and Tevis Martin (the “Optionee”).

RECITALS

A.           The Company maintains the Amended and Restated 2007 Long-Term Incentive Plan, as amended from time to time (the “Plan”).  The Company granted the Optionee a stock option under the Plan to acquire shares of the Company’s common stock (“Company Common Stock”), on such date, in such amount and at an exercise price per share as set forth on Exhibit A (the “Option”).  The Option is evidenced by, and subject to, the terms and conditions of a written Stock Option Agreement between the Company and the Optionee (the “Option Agreement”) attached hereto as Exhibit B.

B.           Parent, the Company and Sage Merger Company, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) entered into an Agreement and Plan of Merger dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company (the “Merger”), as a result of which the Company will be the surviving corporation and a wholly owned subsidiary of Parent.

C.           The Company, the Optionee and Parent desire, effective as of (or, as may be necessary to effect the provisions of this Agreement, effective as of immediately prior to) the Effective Time (as such term is defined in the Merger Agreement) and subject to the substantially simultaneously consummation of the Merger, to: (1) amend the Option to provide that the Option shall be assumed by Parent as to that certain number of shares of Company Common Stock subject thereto set forth on Exhibit A and (2) provide that the Option, as to the balance of shares of Company Common Stock subject thereto set forth on Exhibit A, shall, upon the Effective Time, be cancelled (and converted into the right to receive a portion of the Option Consideration (as such term is defined in the Merger Agreement)) upon the terms set forth in the Merger Agreement.

E.           This Agreement and the representations, warranties, obligations and other agreements of the Optionee and the Company set forth herein are a material inducement to the willingness of Parent to enter into the Merger Agreement and consummate the transactions contemplated thereby and each of the Optionee and the Company expressly acknowledge and agree that Parent is relying on the representations, warranties, obligations and other agreements of the Optionee and the Company set forth herein in entering into the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual promises and covenants made herein and the mutual benefits to be derived herefrom and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

1.           Assumption of the Option.

(a)           Effective upon (or, as may be necessary to effect the provisions of this Agreement, effective as of immediately prior to) the Effective Time, the outstanding portion of the Option immediately prior to the Effective Time shall become fully vested and exercisable and be assumed by the Parent as to the number of shares of Company Common Stock subject thereto as set forth on Exhibit A (such assumed portion of the Option is hereby referred to as the “Rollover Option”).  The Rollover Option shall be converted into a fully vested stock option to acquire a new number of shares of common stock of Parent (“Parent Common Stock”) at a new per share exercise price (“New Exercise Price”) which shall be determined by Parent prior to the Effective Time in a manner that does not result in the grant of a new stock right constituting a deferral of compensation within the meaning of Treasury Regulations Section 1.409A-1(b)(5)(v); provided that, with respect to the Rollover Option, the excess of the aggregate fair market value of the shares of Parent Common Stock (which fair market value shall be equal to the Original Issue Price) subject to the Rollover Option over the aggregate New Exercise Price of such shares of Parent Common Stock immediately after the Effective Time is equal to the excess of the aggregate per share Merger Consideration (as such term is defined in the Merger Agreement) of the shares of Company Common Stock subject to the Rollover Option over the aggregate exercise price for the shares of Company Common Stock subject to the Rollover Option immediately before the Effective Time.  The number of shares of Parent Common Stock covered by the Rollover Option and the New Exercise Price for those shares shall be communicated to the Optionee in writing at or immediately following the Effective Time.  The number of shares set forth in Exhibit A assumes that no portion of the Rollover Option is exercised or otherwise terminates for any reason prior to the Effective Time, and in the event that any portion of the Rollover Option is exercised or terminates prior to the Effective Time, corresponding adjustments shall be made to the numbers set forth in Exhibit A to reflect such exercise or termination so that the total shares of common stock into which the Rollover Option is convertible remains the same and the Optionee agrees that he shall not exercise the Rollover Option to the extent the terms of this Agreement are not satisfied as a result, and any such attempted exercise shall be deemed null and void.  For purposes of this Agreement, “Original Issue Price” shall mean the price per share at which the ONCAP Investors purchase shares of Parent Common Stock at the Closing, and “ONCAP Investors” shall mean ONCAP Investment Partners II L.P. and/or one or more of its affiliated funds, successors or assigns.

(b)           The Rollover Option, as expressly modified by this Agreement, shall remain in full force and effect after the Effective Time and shall be subject to the other terms and conditions of the Option Agreement and the Plan; provided, however, that:

(i)   references in the Plan and the Option Agreement to (x) the “Company” shall be references to Parent and (y) “Common Stock” shall be references to Parent Common Stock; and

(ii)  the New Exercise Price per share of the Rollover Option shall be increased immediately prior to the time such Rollover Option is exercised by the applicable percentage, if any, by which the then-fair market value of a share of Parent Common Stock (defined in the Stockholders’ Agreement (defined below)), has increased in value over the Original Issue Price (for example, if the fair market value of a share of Parent Common Stock has increased by 20% from the Original Issue Price, the New Exercise Price per share of the portion of the Rollover Option that is being exercised shall be increased by 20% immediately prior to the time the option is exercised), and the Optionee agrees to provide the Parent with at least five days prior written notice of his intent to exercise any portion of the Rollover Option in order to effect the foregoing adjustment, if any, to the New Exercise Price per share; and

(iii)  Section 3(c) of the Option Agreement shall no longer apply, such that the Rollover Option shall no longer be subject to the early termination provisions in Section 3(c) upon the termination of the Optionee’s employment with the Company; provided, however, that if the Optionee’s employment with the Company terminates prior to the stated expiration date of such Rollover Option, then the Parent shall have the right, but not the obligation, to cancel the Rollover Option (to the extent it is then-outstanding) in exchange for a cash payment equal to the Repurchase Price of such cancelled Rollover Option (the “Option Repurchase Right”).  For purposes of this Agreement, the “Repurchase Price” shall mean an amount equal to the positive difference, if any, of (w) the fair market value of a share of Parent Common Stock (as determined under the Stockholders’ Agreement) on the Repurchase Date (defined below), minus the per share New Exercise Price of such Rollover Option as adjusted for any increase pursuant to Section 1(b)(ii) above as if such Rollover Option was being exercised on such date, multiplied by (x) the number of shares of Parent Common Stock then subject to such Rollover Option; provided that if the Optionee’s employment is terminated by the Company for Cause or by the Optionee without Good Reason (as such terms are defined in the Stockholders’ Agreement), then the Repurchase Price shall mean an amount equal to the positive difference, if any, of (y) the lesser of (A) the fair market value of a share of Parent Common Stock (as determined under the Stockholders’ Agreement) on the Repurchase Date (defined below) or (B) the Original Issue Price (as adjusted to reflect the effects of any share sub-division, stock split, recapitalization or similar adjustment to the applicable shares of Parent Common Stock following the Effective Time), minus the per share New Exercise Price of such Rollover Option as adjusted for any increase pursuant to Section 1(b)(ii) above as if such Rollover Option was being exercised on such date, multiplied by (z) the number of shares of Parent Common Stock then subject to such Rollover Option.  The Parent may exercise the Option Repurchase Right by delivering written notice (an “Option Repurchase Notice”) to the Optionee within 60 days after the date the Optionee’s employment terminates (such date which any such repurchase is closed with respect to a Rollover Option, the “Repurchase Date”). The Repurchase Date shall take place on the later of (i) the date specified by the Parent, which shall in no event be later than thirty (30) days following the date of the Option Repurchase Notice and (ii) within ten (10) days following the receipt by the Parent of all necessary government approvals provided that in no event shall the Repurchase Date occur later than the original stated expiration date of the Rollover Option.  The Parent shall pay the Repurchase Price (subject to any required tax withholding) on the Repurchase Date; and

(iv)           If the Optionee elects to exercise the Rollover Option within 30 days prior to such Rollover Option’s stated expiration date, then the Optionee may elect to pay the aggregate New Exercise Price, as adjusted pursuant to Section 1(b)(ii), of such Rollover Option (but not any related tax withholding) by a reduction in the number of shares of Parent Common Stock otherwise deliverable upon the exercise of such Rollover Option.  Shares of Parent Common Stock used to satisfy the exercise price of the Rollover Option shall be valued at their fair market value (as determined under the Stockholders’ Agreement) on the date of exercise.

For purposes of clarity and without limiting the generality of this Section 1(b) after the Effective Time: (1) the stated expiration date of the Rollover Option shall continue to be the date set forth on Exhibit A, (2) the Rollover Option shall continue to be subject to adjustment in accordance with Section 3(b) of the Option Agreement, and (3) the Rollover Option shall continue to be subject to earlier termination and adjustment (including, for purposes of clarity, the New Exercise Price thereof) pursuant to Section X of the Plan with respect to transactions and events occurring after the Effective Time.

2.           Unaffected Portion of the Option.  The outstanding portion of the Option that shall not be assumed by Parent and shall not constitute a Rollover Option pursuant to Section 1 above shall not be affected by this Agreement, but rather shall, upon the Effective Time, be canceled (and converted into the right to receive a portion of the Option Consideration upon the terms set forth in the Merger Agreement.

3.           Conditions of Exercise.  As a condition precedent to the exercise of the Rollover Option, the Optionee shall be required to execute (or have executed) a joinder to that certain Stockholders’ Agreement dated as of the date hereof, by and among Parent and the other parties thereto, as may be amended from time to time (the “Stockholders’ Agreement”), in the form attached thereto as Exhibit A, and agree to be bound by the terms thereof as a “Management Equityholder” (as such term is defined in the Stockholders’ Agreement).

4.           Conditions to Assumptions of Option.  The assumption and conversion of the Rollover Option contemplated by Section 1 hereof shall be subject to the satisfaction of the following conditions unless waived in writing by Parent (in the case of clause (a) and (b)) or by the Optionee or the Company (in the case of clause (c)):

(a)           Representations, Warranties and Covenants of the Optionee.  All representations and warranties made in this Agreement by the Optionee shall be true and correct in all respects on the date when made and on and as of the date of the Effective Time (the “Closing Date”) with the same effect as if made on and as of the Closing Date, and the Optionee shall have performed or complied in all respects with all covenants and agreements to be performed by the Optionee under this Agreement at or prior to the Closing Date.

(b)           Representations, Warranties and Covenants of the Company.  All representations and warranties made in this Agreement by the Company shall be true and correct in all respects on the date when made and on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and the Company shall have performed or complied in all respects with all covenants and agreements to be performed by the Optionee under this Agreement at or prior to the Closing Date.

(c)           Representations, Warranties and Covenants of Parent.  All representations and warranties made in this Agreement by Parent shall be true and correct in all respects on the date when made and on and as of the Closing Date with the same effect as if made on and as of the Closing Date, and Parent shall have performed or complied in all respects with all covenants and agreements to be performed by Parent under this Agreement at or prior to the Closing Date.

5.           Representations and Warranties of Optionee.  The Optionee hereby represents and warrants to Parent as follows:

(a)           The Optionee is the beneficial owner of the Rollover Option, free and clear of all pledges, liens, proxies, claims, charges, security interests and any other encumbrances or arrangements whatsoever with respect to the ownership or transfer of the Rollover Option;

(b)           The Optionee is not a party to, or bound by, any contract, arrangement, agreement, instrument or order (other than this Agreement, the Option Agreement and the Plan) relating to the sale, assignment or other transfer of the Rollover Option.

(c)           The execution and delivery of this Agreement by the Optionee, the performance by the Optionee of his obligations hereunder and the consummation by the Optionee of the transactions contemplated hereby do not and will not violate or conflict with in any material respect, result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, any agreement to which the Optionee is a party.

(d)           The Optionee acknowledges and agrees that upon the Effective Time, the Optionee shall have no further right to receive Company Common Stock with respect to the Option.

(e)           The Optionee has been given the opportunity to ask questions of and receive answers from Parent and its representatives concerning (i) the terms and conditions of the issuance of the Parent Common Stock upon exercise of the Rollover Option and the other transactions contemplated in connection with the Merger Agreement and (ii) the financial condition, operation and prospects of Parent after giving effect to the Merger.

6.           Representations and Warranties of the Company.  The Company hereby represents and warrants to Parent as follows:

(a)          The Company has the requisite corporate power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby.  The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Optionee and Parent, this Agreement is a valid, legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at Law or at equity).

(b)           The execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, do not and will not (i) conflict with the Company’s certificate of incorporation or bylaws, (ii) materially violate or materially conflict with any constitution, law, ordinance, regulation, statute or treaty of any Governmental Entity (as defined in the Merger Agreement) (“Law”) applicable to the Company or any of the Company’s assets or properties or (iii) violate or conflict with in any material respect, result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, any material agreement to which the Company is a party or by which any of its assets or properties is bound.  No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other Person (as defined in the Merger Agreement), on the part of the Company is required to be made or obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby.

7.           Representations and Warranties of Parent.  Parent hereby represents and warrants to the Optionee and the Company as follows:

(a) Parent has the requisite corporate power and authority to enter into and deliver this Agreement, perform its obligations herein, and consummate the transactions contemplated hereby.  Parent has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Optionee and the Company, this Agreement is a valid, legal and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is considered in a proceeding at Law or at equity).

(b) The execution and delivery of this Agreement by Parent, the performance by Parent of its obligations hereunder, and the consummation by Parent of the transactions contemplated hereby, do not and will not (i) conflict with Parent’s certificate of incorporation or bylaws, (ii) materially violate or materially conflict with any constitution, Law applicable to Parent or any of Parent’s assets or properties or (iii) violate or conflict with in any material respect, result in any material breach of, or constitute a material default (or event which with the giving of notice or lapse of time, or both, would become a default) under, any material agreement to which Parent is a party or by which any of its assets or properties is bound.  No consent, approval, authorization, license, order or permit of, or declaration, filing or registration with, or notification to, any Governmental Entity, or any other Person, on the part of Parent is required to be made or obtained in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, other than any filings as may be required under applicable state “Blue Sky” Laws.

8.           Covenant of the Company.  The Company, the board of directors of the Company, and the compensation committee of the Company, as applicable, shall adopt any resolutions and shall take any actions necessary or appropriate to effectuate the amendments to the Option contemplated by this Agreement.

9.           Internal Revenue Code.  This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the published guidance thereunder. To the extent any party hereto reasonably determines that any provision of this Agreement would subject Optionee to the excise tax under Section 409A of the Code, the parties agree in good faith to cooperate to reform this Agreement in a manner that would avoid the imposition of such tax on Optionee while preserving any affected benefit or payment to the extent reasonably practicable without increasing the cost to the Company, Parent or Merger Sub.  Nothing contained in this Agreement is intended to constitute a guarantee of Optionee’s personal tax treatment.  No adjustment shall be made under this Section 8 without the written consent of the Optionee.

10.           Acknowledgement and Consent to Amendments.  The Optionee hereby consents to the amendments to be made to the Option Agreement and the Plan effective upon the Effective Time accordance with Section 26 of the Option Agreement and Section XI of the Plan, respectively.  The Optionee and the Company each hereby acknowledge that the Parent is relying on the representations, warranties, obligations and other agreements of the Optionee and the Company set forth herein in entering into the Merger Agreement and that such representations, warranties, obligations and other agreements of the Optionee and the Company set forth herein are a material inducement to the willingness of Parent to enter into the Merger Agreement and consummate the transactions contemplated thereby.

11.           Termination of Agreement.  This Agreement shall terminate, and shall be of no further force or effect, on the earlier of (i) the mutual written consent of Parent, the Optionee and the Company and (ii) the termination of the Merger Agreement without the Closing having occurred.

12.           Remedies.  The Optionee and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached.  Accordingly, the Optionee and the Company each agree that, in the event of any breach or threatened breach by the Optionee or the Company, respectively, of any covenant or obligation in this Agreement, Parent shall be entitled (in addition to any other remedy that may be available to Parent whether in law or in equity) to seek and obtain: (i) a decree or order of specific performance to enforce the observance and performance of such covenant or obligation, and (ii) an injunction restraining such breach or threatened breach.  The Optionee and the Company each agree that Parent shall not be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to Parent obtaining any remedy referred to in this Section 12, and each of the Optionee and the Company irrevocably waive any right the Optionee or the Company, respectively, may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Notwithstanding anything to the contrary contained in this Agreement, no former, current or future directors, officers employees, Affiliates (as defined in the Merger Agreement), general or limited partners, stockholders, managers, members, financing sources, assignees, agents or other representatives of Parent, or any direct or indirect holder of any equity interests or securities of Parent (collectively, the “Party Affiliates”), shall have any liability or obligation of any nature whatsoever in connection with or under this Agreement or the transactions contemplated hereby, and each of the Optionee and the Company hereby waives and releases all claims against such Party Affiliates for any such liability or obligation.

13.           Section Headings.  Section headings are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

14.           No Assignment.  The rights, if any, of the Optionee or any other person under this Agreement may not be assigned, transferred, pledged, or encumbered except by will or the laws of descent or distribution.  Except as provided in the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties’ respective successors, assigns, executors and administrators.

15.           Attorneys’ Fees.  In the event of any litigation or other legal proceeding involving the interpretation of this Agreement or enforcement of the rights or obligations of the parties hereto, the prevailing party or parties shall be entitled to recover reasonable attorneys’ fees and costs determined by a court or other adjudicator.

16.           Governing Law, Severability, Consent to Jurisdiction, Waiver of Jury Trial.  This Agreement is governed by and shall be construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely in such state, without giving effect to conflicts of law principles thereunder that would give effect to the laws of another jurisdiction.  Each of the parties hereto, on behalf of itself and its respective affiliates, (i) consents to submit to the personal jurisdiction of the Delaware Court of Chancery or the other courts of the State of Delaware, in each case in connection with any action arising out of, in connection with, in respect of, or in any way relating to the negotiation, execution and performance of this Agreement and the transactions contemplated hereby and waives any right to trial by jury with respect to any such matters.  Each party hereto, on behalf of itself and its respective affiliates, irrevocably and unconditionally waives any objection to the laying of venue of any Action arising out of, in connection with, or in respect of this letter.  If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable to any extent, the remainder of this Agreement and the application of that provision to other persons or circumstances shall not be affected thereby, and that provision shall be enforced to the greatest extent permitted by law.

17.           Entire Agreement.  This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and may be amended only in a writing executed by the party to be bound thereby.  This Agreement supersedes all prior and contemporaneous agreements of the parties hereto, whether written, oral or otherwise, that directly or indirectly bear on the subject matter hereof.

18.           Legal Counsel; Mutual Drafting.  Each party recognizes that this is a legally binding contract and acknowledges and agrees that they have had the opportunity to consult with legal counsel of their choice.  Each party has cooperated in the drafting, negotiation and preparation of this Agreement.  Hence, in any construction to be made of this Agreement, the same shall not be construed against either party on the basis of that party being the drafter of such language.  Each party agrees and acknowledges that he or it, as applicable, has read and understands this Agreement, is entering into it freely and voluntarily, and has been advised to seek counsel prior to entering into this Agreement and has had ample opportunity to do so.

19.           Counterparts.  This Agreement may be executed in counterparts, including via facsimile, each of which shall be deemed an original and all of which taken together, shall constitute one and the same document.

20.           No Third Party Beneficiaries.  This Agreement shall be binding on the undersigned solely for the benefit of the undersigned parties to this Agreement, and nothing set forth herein shall be construed to confer upon or give to any person other than the parties to this Agreement any benefits, rights, or remedies under or by reason of, or any rights to enforce or cause such parties to enforce, the transactions contemplated hereby or any provision of this Agreement.

21.           Further Assurances.  Subject to the terms and conditions provided herein, each party hereto agrees to use all commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable, whether under applicable laws and regulations or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

SPORT SUPPLY GROUP, INC., a Delaware corporation By: /s/ Adam Blumenfeld Name: Adam Blumenfeld Its: Chairman & CEO
SAGE PARENT COMPANY, INC., a Delaware corporation By: /s/ Michael Lay Name: Michael Lay Its: President
“OPTIONEE” /s/ Tevis Martin Tevis Martin

Exhibit A

[Intentionally Omitted]

Exhibit B

Stock Option Agreement(s)

[Intentionally Omitted]